Exhibit 99.3

August 9, 2019

On behalf of all Opportunity Bank of Montana employees, I would like to personally welcome you to the Opportunity Bank team. We are excited for the opportunity to combine Western Bank of Wolf Point with our company. I would like to congratulate all of you for the great job you’ve done over the past several years. Your performance is an important factor in making this transaction so attractive to us at Opportunity Bank.

Opportunity Bank of Montana has a long history of serving our customers as a local, Montana-based community bank. I plan to meet with you in the coming weeks to personally introduce myself. We will be paying a welcome bonus to you shortly after the purchase closes to thank you for staying with Western Bank of Wolf Point and coming on board with us.

I recognize that you will have questions over the next few days and weeks as we prepare for the closing of the transaction later this year. We are committed to keeping you informed and communicating with you in a timely manner. Enclosed with this letter is a brief overview of some of the benefits provided to full-time employees. I will be visiting with you, accompanied by some of my staff, to provide more detailed information about employment with Opportunity Bank of Montana, and our plan to help you become familiar with Opportunity Bank’s products, services and operating systems.

The management of Western Bank of Wolf Point and Opportunity Bank of Montana are committed to making this transition as seamless as possible. Please feel free to contact Alana Binde, Human Resources Officer, with any benefits-related questions. Her phone number is 406-457-4015 and email address, abinde@oppbank.com.

Thank you, and welcome to Opportunity Bank of Montana. I look forward to working together with all of you to continue to meet the banking needs of our Montana communities.

Sincerely,

Pete Johnson

President/CEO

1400 PROSPECT AVE. | P.O. BOX 4999 | HELENA, MT 59604 | 406.442.3080
OPPORTUNITYBANK.COM

Important Information for Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Eagle Bancorp Montana, Inc. (“Eagle”) will file with the Securities and Exchange Commission (the SEC) a registration statement on Form S-4 containing a proxy statement of Western Holding Company of Wolf Point and a prospectus of Eagle, and Eagle will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of Western Holding Company of Wolf Point. Security holders of Western Holding Company of Wolf Point are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Eagle through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Eagle will be available free of charge on Eagle’s internet website http://www.opportunitybank.com or by contacting Eagle.

Eagle, Western Holding Company of Wolf Point, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Eagle is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on March 12, 2019 and it Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holding or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.